EXHIBIT 99.1

          Consolidated Graphics, Inc. Offers PDF Viewing for Handhelds
                     Through Alliance With Ansyr Technology

     WHITE PLAINS, Md., Aug. 30 /PRNewswire/ -- Maryland-based Consolidated Graphics, Inc. (NYSE: CGX-news) and Bellevue, Washington software company Ansyr Technology Corporation (Ansyr) are pleased to announced a non-exclusive, one-year strategic alliance to increase the value of the products and services both companies offer to their customers.

     CGX -- an industry leader in document conversion, management, printing and e-publishing -- will greatly benefit from the alliance with Ansyr by being able to extend its service to include delivery of electronic information on handheld computers and devices.

     Ansyr, the world's first provider of PDF viewers for palm size and handheld computers will benefit from its new alliance with CGX through increased acceptance and use of Ansyr products by CGX customers.

     Both companies plan to work together to create value-added features and experiences for their end users. CGX and Ansyr will be collaborating in many areas such as product development, cooperative sales, marketing and distribution, and the creation of strategic partnerships with content providers.

  About CGX

     Consolidated Graphics, Inc. is the largest sheet-fed commercial printing company in the United States. Through its network of locally managed printing companies in 25 states, the Company produces high-quality, customized printed materials for a broad customer base that includes many of the most recognized companies in the country. Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.com. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

  About Ansyr Technology Corporation

     Ansyr offers a family of PDF readers for handheld devices. Primer products enhance the usefulness of handheld computers, mobile devices and information appliances by enabling easy access and use of vital information. Ansyr is a member of the Palm Solution Provider Program, Adobe Solutions network and is a Windows-powered PC Launch Partner. For more information, call Kelly Leso at
206.625.0252 or visit the Ansyr Web site at http://www.ansyr.com.

SOURCE Consolidated Graphics, Inc.